UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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NOVAGOLD RESOURCES INC.

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NOVAGOLD Announces Date of its 2023

Virtual Annual General Meeting of Shareholders and

Nomination of Three New Directors

NOVAGOLD’s Annual General Meeting of Shareholders (the “Meeting”) will be held virtually on May 18, 2023 at 1:00 p.m. PST

Shareholders may vote on matters before the Meeting by proxy, join the virtual Meeting and vote, and may submit questions either during the webcast or in advance by email

Following the Meeting, Chairman Dr. Thomas S. Kaplan and President and CEO Greg Lang will host a virtual presentation centered on Donlin Gold, a premier Tier 1 gold development project[1] located in a Tier 1 gold jurisdiction[2], uniquely positioned to be the right asset at the right time

April 19, 2023 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) will hold the Company’s 2023 Annual General Meeting of Shareholders virtually on May 18, 2023 at 1:00 p.m. PST (4:00 p.m. EST). On this occasion, Shareholders will elect Directors for the ensuing year, including three new nominees: Hume Kyle, Daniel Muñiz-Quintanilla, and Dawn Whittaker. Following the official Meeting, Chairman Dr. Thomas S. Kaplan and President and CEO Greg Lang will provide an overview of NOVAGOLD’s 2022 achievements and share their outlook on the year ahead. Topics to be covered will range from the significance of the latest Donlin Gold drill results (some of which stand among the best in the entire gold industry) to the promising outlook for NOVAGOLD amidst a confluence of supportive trends — in particular: the scarcity of high quality, high volume gold projects; a possible new “long wave” for a higher in gold price; and the ever-increasing geopolitical risk and resource nationalism that will redefine the ultimate meaning of what constitutes Tier 1 assets going forward.

NOVAGOLD EXPRESSES GRATITUDE TO RETIRING DIRECTORS SHARON DOWDALL AND CLYNTON R. NAUMAN FOR THEIR EXEMPLARY SERVICE

The three new candidates standing for nomination to the Company’s Board of Directors shall fill one vacancy and replace two current directors who have chosen to retire from the Board after many years of dedicated and excellent service to NOVAGOLD.

“On behalf of the Board of Directors of NOVAGOLD, I wish to express my most sincere gratitude to Sharon Dowdall and Clynton R. Nauman for their superb insights and remarkable contributions to the Company during their tenure,” said Dr. Thomas S. Kaplan, NOVAGOLD’s Chairman. “Their wonderful camaraderie will be missed on every level, personally and professionally. That they both were fully engaged in the successful recruitment process for independent candidates to succeed them speaks volumes — not only about their appreciation for the attractiveness of a seat on NOVAGOLD’s Board, but also about their dedication to ensuring that our commitment to transparency and best practices remains steadfastly upheld in the future with the selection of truly fine candidates.”

“Sharon is a gold standard for integrity. Her constant engagement and exceptional guidance over the past 11 years at NOVAGOLD have played an important part in the success and growth of the Company. Her considerable and broad expertise in the mining industry, coupled with an equally impressive legal background, have provided tremendous value to the Board. We are grateful for Sharon’s leadership role as Chair of the Governance Committee and for her rigorous work on the Compensation Committee. It has been a genuine pleasure to collaborate with Sharon for more than a decade and we all wish our dear friend great success in her future endeavours.”

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

2 Alaska ranks number 4 globally in the Fraser Institute Annual Survey of Mining Companies 2021 Investment Attractiveness Index.

“Clynton has been a simply phenomenal asset to the NOVAGOLD Board over the past 24 years. Drawing on a wealth of technical and operational experience, he has made a series of pivotal contributions to the Board — helping advance the Company through several stages of growth to become the success it is today. As the Chair of our Technical Committee for many years, Clynt provided outstanding support and guidance through the extraordinary resource growth and technical evolution of the Donlin Gold project in Alaska. We will never forget how much NOVAGOLD benefitted from his extensive knowledge and unwavering commitment to the Company and are immensely grateful for his service.”

NEW NOMINEES TO THE BOARD OF DIRECTORS

In surveying the candidates presented for election, Dr. Kaplan highlighted the following:

“It is a testament to the unique combination of attributes of the Donlin Gold asset, the NOVAGOLD management team’s proven excellence in advancing the most important project of its kind, and our Board’s reputation for transparency and shareholder engagement, that our search would result in multiple fine candidates from which to choose. All three of the newly selected nominees are first-rate, bringing to our Board individual track records of both success and integrity, as well as an exquisite collective frame of reference that does justice to their predecessors and shall provide the Company with multiple areas of expertise as Donlin Gold continues its ascent up the value chain as one of the ‘best in class’ in the gold development space.”

NOMINATION OF HUME KYLE TO NOVAGOLD’S BOARD OF DIRECTORS

Mr. Kyle has over 35 years of private sector and public accounting experience working with natural resources companies. He recently retired from his role as Executive Vice President and CFO of Dundee Precious Metals Inc., a multinational gold mining company, where he served from 2011 to 2022. Prior to that, Mr. Kyle was Vice President, Treasurer and Controller of TransAlta Corporation, a multinational power generation and wholesale marketing company (2009 to 2011), and Vice President, Finance and CFO of Fort Chicago Energy Partners L.P., a pipeline, natural gas liquids processing, and power company (2003 to 2009). He also held increasingly senior finance and accounting roles at Nexfor Inc., Noranda Inc., Deloitte & Touche, and Price Waterhouse & Co.

In addition, Mr. Kyle served on the boards of Stornoway Diamond Corporation (2014 to 2019), Alliance Pipeline (2004 to 2009), Aux Sable (2004 to 2009), and the Canadian Association of Income Funds (2005 to 2009), serving on several committees, including as Chair of the Audit Committee. He holds a bachelor of arts in economics and accounting from the University of Western Ontario, a graduate diploma in public accounting from McGill University, a CA designation from the Canadian Institute of Chartered Accountants, a CFA designation from the Institute of Chartered Financial Analysts, and an ICD.D designation from the Institute of Corporate Directors.

The Board of Directors of NOVAGOLD has determined that Mr. Kyle should serve as a Director for the Company to benefit from his extensive senior executive and board experience working with large, publicly-traded, capital-intensive, multinational companies operating in the mining, energy and natural resource sectors, as well as from his expertise in a broad range of areas, including finance, international accounting and financial reporting, corporate strategy, business planning and performance management, taxation, risk management, mergers and acquisitions, and corporate communications, leadership and governance.

NOMINATION OF DANIEL MUÑIZ-QUINTANILLA TO NOVAGOLD’S BOARD OF DIRECTORS

Mr. Muñiz has more than 25 years of experience in international law, capital markets and finance in the mining, logistics and infrastructure industries. His expertise in mining is wide-ranging, from operations to mergers and acquisitions. After serving as Managing Director (CEO) of Industrial Minera Mexico, the underground mining division of Grupo Mexico from 2010 to 2014, Mr. Muñiz was elevated to the role of Managing Director (CEO) and Executive Vice Chair of Americas Mining, the holding company of the mining division of Grupo Mexico, a position he held from 2014 to 2018. During this tenure, he was directly responsible for tens of thousands of employees and operations spanning Mexico, Chile and Peru. In addition, he served as a member of the Board of Directors and Executive Vice Chairman of Southern Copper Corp., a 90% subsidiary of Americas Mining.

Prior to his career in operations, Mr. Muñiz served as CFO of Grupo Mexico, where he successfully raised over US$11 billion in capital through a variety of securities, including loans, bonds, structured bonds and project finance in a variety of real assets, such as mining, railroads, electricity, gas, oil, toll roads, airports, construction, engineering, and real estate. Mr. Muñiz holds a law degree from Universidad Iberoamericana, a master’s degree in law from Georgetown University, and a master’s degree in business administration from Instituto de Empresa.

Mr. Muñiz currently serves as a member of the board of directors of Brookfield Infrastructure Corporation and serves on the board of directors and as chairman of the Audit Committee of Brookfield Infrastructure Partners LP, the world’s largest infrastructure private equity fund. He also serves as a Director of Hudbay Minerals Inc., and Gatos Silver Inc. He is a founding partner of Whetstone Resources, a private base and EV metals acquisition company; Executive Chair of privately-held Minera Adularia, and Executive Vice-Chair of privately-held Sunshine Silver.

The Board of Directors of NOVAGOLD has determined that Mr. Muñiz should serve as a Director for the Company to benefit from his wide-ranging and long-standing experience as an executive and director of various mining and infrastructure firms in the areas of capital markets, mergers and acquisitions, finance, and corporate leadership.

NOMINATION OF DAWN WHITTAKER TO NOVAGOLD’S BOARD OF DIRECTORS

Ms. Whittaker has more than 30 years of experience as a lawyer working in capital markets, mergers and acquisitions, corporate finance and corporate governance. She currently serves as the Independent Board Chair of Triple Flag Precious Metals Corp., an NYSE and TSX-listed precious metals streaming and royalty finance company. Ms. Whittaker served as a member of the company’s advisory board leading up to its initial public offering in May 2021, which constituted the largest precious metals IPO globally by market capitalization since 2008. She then served as Chair of the Board through the company’s transformative acquisition of Maverix Metals completed in January 2023, thus positioning Triple Flag as the leading emerging senior streaming and royalty company.

Ms. Whittaker is a member of the Board of Sierra Metals Inc., and previously served on the Boards of Detour Gold Corporation (2018 to 2020) and Kirkland Lake Gold Inc. (2012 to 2016). Prior to her retirement in 2018, she was a senior partner at Norton Rose Fulbright LLP, a global law firm, where she was the national leader of the firm’s Mining and Commodities Team in Canada from 2012 to 2015 as well as a member of the firm’s Canadian partnership Committee from 2014 to 2017. In addition, Ms. Whittaker previously served on the Continuous Disclosure Advisory Committee of the Ontario Securities Commission. She holds a bachelor of arts and a bachelor of laws from Queen’s University.

The Board of Directors of NOVAGOLD has determined that Ms. Whittaker should serve as a Director for the Company to benefit from her significant experience as a lawyer and board member of various mining industry firms, as well as from her considerable expertise in the areas of corporate governance, insights on best practices in representing shareholder interests, capital markets, mergers and acquisitions, and corporate finance.

NOVAGOLD VIRTUAL MEETING AND SHAREHOLDER PARTICIPATION

NOVAGOLD’s 2023 Annual General Meeting of Shareholders will be held virtually only. Shareholders may cast their vote in advance by proxy or may cast their vote during the Meeting. Shareholders may also participate in the Meeting from any geographic location. Please refer to NOVAGOLD’s Management Information Circular dated March 24, 2023 for detailed instructions on voting. We believe this constitutes an important step in enhancing accessibility to our annual Meeting for all of our shareholders as well as reducing the carbon footprint of our activities.

Shareholders may watch a live webcast of the Meeting, while registered shareholders as well as duly appointed proxyholders may submit questions digitally during the Meeting at: www.virtualshareholdermeeting.com/NG2023.

Questions may also be submitted to management and to the Board of Directors prior to the Meeting via email at info@novagold.com. Shareholders are encouraged to log in to the Meeting 15 minutes prior to the scheduled start time. Please make sure to have the 16-digit control number from your voting materials available when logging in to the Meeting.

NOVAGOLD’s Management Information Circular dated March 24, 2023 and Annual Report to Accompany the Management Information Circular are available on the Company’s website, www.novagold.com/investors/mic/, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

1-604-669-6227 or 1-866-669-6227

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